As filed with the Securities and Exchange Commission on March 2, 2009.
Registration No. 333-[•]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PATRIOT COAL CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware		20-5622045
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
12312 Olive Boulevard, Suite 400 St. Louis, Missouri 63141 (314) 275-3600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph W. Bean, Esq. Senior Vice President - Law & Administration, General Counsel and Corporate Secretary 12312 Olive Boulevard, Suite 400 St. Louis, Missouri 63141 (314) 275-3600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Sarah Beshar, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐_______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐______

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, par value $0.01 per share (and associated Series A Junior Participating Preferred Stock purchase rights) (4)	—	—	—
Preferred Stock	—	—	—
Debt Securities	—	—	—
Warrants to purchase Common Stock	—	—	—
Warrants to purchase Debt Securities	—	—	—
Purchase Contracts	—	—	—
Units	—	—	—
Total	—	$300,000,000	$11,790

(1)
We are registering such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase common stock or debt securities, such indeterminate principal amount of purchase contracts, and such indeterminate number of units consisting of combinations of any of the foregoing as we may offer and sell from time to time, which together will have an aggregate initial offering price not to exceed $300,000,000. If any debt securities are issued with original issue discount, the offering price of such securities will be deemed to be the principal amount of such securities at maturity. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and principal amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities, upon exercise of warrants or purchase contracts or pursuant to the antidilution provisions of any of such securities. In addition, pursuant to Rule 416 under the Securities Act, the shares of common stock and preferred stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

(2)
The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S−3 under the Securities Act.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act.

(4)
As of the date hereof, rights (the “Rights”) to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, issued pursuant to the Rights Agreement dated as of October 22, 2007, as amended, between the registrant and American Stock Transfer & Trust Company, as Rights Agent, are attached to and trade with the common stock, par value $0.01 per share, of the registrant. The value of the attributable Rights, if any, is reflected in the market price of the registrant’s common stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated March 2, 2009
PROSPECTUS

PATRIOT COAL CORPORATION

COMMON STOCK • PREFERRED STOCK • DEBT SECURITIES • WARRANTS • PURCHASE CONTRACTS • UNITS

We may offer from time to time, in one or more series, any one or any combination of the following:

•	common stock;

•	preferred stock;

•	debt securities;

•	warrants;

•	purchase contracts; and

•	units.

The common stock of Patriot Coal Corporation is traded on the New York Stock Exchange under the symbol “PCX.”

Specific terms of these securities will be provided in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

You should read this prospectus and the applicable prospectus supplement, as well as the risks contained or described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, before you invest.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 23 of our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is _________, 2009

You should rely only on the information contained in or incorporated by reference in this prospectus.  We have not authorized anyone to provide you with different information.  We are not making an offer of these securities in any state where the offer is not permitted.  You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Unless the context indicates otherwise, all references in this report to Patriot, the Company, us, we, or our include Patriot Coal Corporation and its subsidiaries.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

THE COMPANY

We are a leading producer of thermal coal in the eastern United States, with operations and coal reserves in Appalachia and the Illinois Basin. We are also a leading U.S. producer of metallurgical quality coal. We and our predecessor companies have operated in these regions for more than 50 years. Our operations consist of sixteen mining complexes which include company-operated mines, contractor-operated mines and coal preparation facilities. One of our mining complexes is located in northern West Virginia, twelve are located in southern West Virginia and three are located in western Kentucky. We ship coal to electric utilities, industrial users and metallurgical coal customers via various company-owned and third-party loading facilities and multiple rail and river transportation routes.

In 2008, we sold 28.5 million tons of coal, of which 79% was sold to domestic electric utilities and 21% was sold to domestic and global steel producers.  We control approximately 1.8 billion tons of proven and probable coal reserves. Our proven and probable coal reserves include metallurgical coal and medium and high-Btu thermal coal, with low, medium and high sulfur content. We believe we are well-positioned to meet customers’ demand for various products, given the diverse coal qualities available in our proven and probable coal reserves.

Effective October 31, 2007, we were spun-off from Peabody Energy Corporation (Peabody) and became a separate, public company traded on the New York Stock Exchange (symbol PCX).  Prior to the spin-off, we were wholly-owned subsidiaries of Peabody and our operations were a part of Peabody’s operations. Many of our subsidiaries were acquired during the 1980s and 1990s, when Peabody grew through expansion and acquisition. The spin-off from Peabody, including coal assets and operations in Appalachia and the Illinois Basin, was accomplished through a dividend of all outstanding shares of Patriot.  Distribution of the Patriot stock to Peabody’s stockholders occurred on October 31, 2007, at a ratio of one share of Patriot stock for every 10 shares of Peabody stock.

On July 23, 2008, we consummated the acquisition of Magnum Coal Company (“Magnum”). Magnum stockholders received 23,803,312 shares of newly-issued Patriot common stock and cash in lieu of fractional shares. The fair value of $25.29 per share of Patriot common stock issued to the Magnum shareholders was based on the average of the Patriot stock price for the five business days surrounding and including the merger announcement date, April 2, 2008.  The total purchase price was $739.0 million, including the assumption of $148.6 million of long-term debt, $11.8 million of which related to capital lease obligations.  In conjunction with the acquisition, we issued debt in order to repay Magnum’s existing senior secured indebtedness. Magnum was one of the largest coal producers in Appalachia, operating 11 mines and 7 preparation plants with production from surface and underground mines and controlling more than 600 million tons of proven and probable coal reserves.

Effective August 11, 2008, we implemented a 2-for-1 stock split effected in the form of a 100% stock dividend.  All share and per share amounts in this Registration Statement on Form S-3 reflect this stock split.

Our principal executive offices are located at 12312 Olive Boulevard, Suite 400, St. Louis, Missouri, 63141 and our telephone number is (314) 275-3600.  We maintain a website at www.patriotcoal.com where general information about us is available.  We are not incorporating the contents of the website into this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended,  prior to the termination of the offering under this prospectus:

(a)	Current Reports on Form 8-K dated February 4, February 6, February 10 and February 26 (for the Form 8-K filed on such date with respect to Items 5.02 and 9.01), 2009; and

(b)	Annual Report on Form 10-K for the year ended December 31, 2008.

You may also request copies of our filings, free of charge, by telephone at (314) 275-3680 or by mail at: Patriot Coal Corporation, 12312 Olive Boulevard, St. Louis, Missouri 63141, attention: Investor Relations.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements on our current expectations and projections about future events.  These forward-looking statements are subject to risks, uncertainties, and assumptions about our business, including, among other things:

•	difficulty in implementing our business strategy;

•	geologic, equipment and operational risks associated with mining;

•	changes in general economic conditions, including coal and power market conditions;

•	availability and costs of credit, surety bonds and letters of credit;

•	the outcome of commercial negotiations involving sales contracts or other transactions;

•	economic strength and political stability of countries in which we serve customers;

•	downturns in consumer and company spending;

•	supplier and contract miner performance, and the availability and cost of key equipment and commodities;

•	availability and costs of transportation;

•	worldwide economic and political conditions;

•	labor availability and relations;

•	our ability to replace proven and probable coal reserves;

•	the effects of mergers, acquisitions and divestitures, including our ability to successfully integrate mergers and acquisitions;

•	our ability to respond to changing customer preferences;

•	our dependence on Peabody Energy for a significant portion of our revenues;

•	price volatility and demand, particularly in higher margin products;

•	reductions of purchases by major customers;

•	failure to comply with debt covenants;

•	customer performance and credit risks;

•	regulatory and court decisions including, but not limited to, those impacting permits issued pursuant to the Clean Water Act;

•	environmental laws and regulations including those affecting our operations and those affecting our customers’ coal usage;

•	developments in greenhouse gas emission regulation and treatment, including any development of commercially successful carbon capture and storage techniques;

•	coal mining laws and regulations;

•	the outcome of pending or future litigation;

•	weather patterns affecting energy demand;

•	competition in our industry;

•	changes in postretirement benefit obligations;

•	changes to contribution requirements to multi-employer benefit funds;

•	availability and costs of competing energy resources;

•	interest rate fluctuation;

•	inflationary trends, including those impacting materials used in our business;

•	wars and acts of terrorism or sabotage;

•	impact of pandemic illness; and

•	other factors, including those discussed in Legal Proceedings set forth in Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2008.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the documents incorporated by reference. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. We do not undertake any obligation to update the forward-looking statements, except as required by federal securities laws.

RISK FACTORS

An investment in our securities involves risks.  We urge you to consider carefully the risks described in the documents incorporated by reference in this prospectus and, if applicable, in any prospectus used in connection with an offering of our securities, before making an investment decision, including those risks identified under “Item IA. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008, which is incorporated by reference in this prospectus and which may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC.  Additional risks, including those that relate to any particular securities we offer, may be included in a prospectus supplement or free writing prospectus that we authorize from time to time, or that are incorporated by reference into this prospectus or a prospectus supplement.

Our business, financial condition, results of operations and cash flows could be materially adversely affected by any of these risks.  The market or trading price of our securities could decline due to any of these risks.  Additional risks not presently known to us or that we currently deem immaterial also may impair our business and operations or cause the price of our securities to decline.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges presented below should be read together with the financial statements and the notes accompanying them and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2008, incorporated by reference into this prospectus. For purposes of the computation of the ratio of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before adjustment for minority interest in a consolidated subsidiary and income from equity investees plus fixed charges and distributed income of equity investees.  Fixed charges consist of interest expense on all indebtedness plus the interest component of lease rental expense.

	Year Ended December 31, 2008	Year Ended December 31, 2007	Year Ended December 31, 2006	Year Ended December 31, 2005	Year Ended December 31, 2004
Ratio of earnings to fixed charges(1)	6.2x	N/A	1.9x	2.7x	N/A

(1)     Earnings were insufficient to cover fixed charges by $102.5 million and $72.6 million for the years ended December 31, 2007 and 2004, respectively.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we will use all or a portion of the net proceeds from the sale of our securities offered by this prospectus and the prospectus supplement for general corporate purposes. General corporate purposes may include repayment of other debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation (“Certificate of Incorporation”), our bylaws (“Bylaws”), the Rights Agreement dated as of October 22, 2007, as amended, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent (“Rights Agreement”) and applicable provisions of law. We have summarized certain portions of the Certificate of Incorporation and Bylaws below.  The summary is not complete.  The Certificate of Incorporation and Bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC and have been filed as exhibits to our 10-K for the year ended December 31, 2008.  You should read the Certificate of Incorporation and Bylaws for the provisions that are important to you.

Certain provisions of the Delaware General Corporation Law (“DGCL”), the Certificate of Incorporation and the Bylaws summarized in the following paragraphs may have an anti-takeover effect.  This may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interests, including those attempts that might result in a premium over the market price for its shares. See also “Anti-Takeover Effects of Provisions of Delaware Law and Patriot’s Charter and By-Laws.”

Patriot’s authorized capital stock consists of 100 million shares of common stock, par value $0.01 per share, and 10 million shares of preferred stock, par value $0.01 per share. The authorized preferred shares include 1 million shares of Series A Junior Participating Preferred Stock. At the close of business on February 20, 2009, approximately 78,141,376 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.

Description of Common Stock

Dividends

Subject to preferences that may be applicable to any series of preferred stock, the owners of Patriot common stock may receive dividends when declared by the board of directors out of funds legally available for the payment of dividends. All decisions regarding the declaration and payment of dividends will be evaluated from time to time in light of Patriot’s financial condition, earnings, growth prospects, funding requirements, applicable law and other factors the Patriot board of directors deems relevant.

Voting Rights

Each share of common stock is entitled to one vote in the election of directors and all other matters submitted to stockholder vote. Except as otherwise required by law or provided in any resolution adopted by Patriot’s board of directors with respect to any series of preferred stock, the holders of Patriot common stock possess all voting power. No cumulative voting rights exist. In general, all matters submitted to a meeting of stockholders, other than as described below, are decided by vote of a majority of the shares of Patriot’s common stock present in person or represented by proxy at the meeting and entitled to vote on the matter. Directors are elected by a plurality of the shares of Patriot’s common stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

The approval of at least 75% of the shares of Patriot’s outstanding common stock entitled to vote is necessary to approve certain actions, such as amending the provisions of Patriot’s by-laws or certificate of incorporation relating to the plurality voting standard for the election of directors, the number and manner of election and removal of directors, the classified nature of Patriot’s board of directors, the manner of filling vacancies thereon or prohibiting action by the stockholders by written consent, or electing a director to fill a vacancy if the stockholders’ power to do so is expressly conferred by applicable Delaware law. Other amendments to Patriot’s by-laws and certificate of incorporation, and certain extraordinary transactions (such as a merger or consolidation involving Patriot or a sale of all or substantially all of the assets of Patriot), must be approved by a majority of Patriot’s outstanding common stock entitled to vote.

Liquidation Rights

If Patriot liquidates, dissolves or winds-up its business, whether voluntarily or not, Patriot’s common stockholders will share equally in the distribution of all assets remaining after payment to creditors and preferred stockholders.

Preemptive Rights

The common stock does not carry preemptive or similar rights.

Listing

Patriot’s common stock is listed on the New York Stock Exchange under the trading symbol “PCX.”

Transfer Agent and Registrar

The transfer agent and registrar for Patriot’s common stock is American Stock Transfer & Trust Company.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which would apply so long as the common stock remains listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding number of shares of common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable Patriot’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Patriot by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of Patriot’s management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and Patriot’s Charter and By-Laws

Delaware Law

Patriot is subject to the provisions of Section 203 of the Delaware General Corporation Law, which applies to a broad range of business combinations between a Delaware corporation and an interested stockholder. The Delaware law definition of business combination includes mergers, sales of assets, issuances of voting stock and certain other transactions. An interested stockholder is defined as any person who owns, directly or indirectly, 15% or more of the outstanding voting stock of a corporation.

Section 203 prohibits a corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless:

•
the board of directors approved the business combination before the stockholder became an interested stockholder, or the board approved the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, such stockholder owned at least 85% of the voting stock outstanding when the transaction  began other than shares held by directors who are also officers and other than shares held by certain employee stock plans;

•
or  the board approved the business combination after the stockholder became an interested stockholder and the business combination was approved at a meeting by at least two-thirds of the outstanding voting stock not owned by such stockholder.

These limitations on business combinations with interested stockholders do not apply to a corporation that does not have a class of stock listed on a national securities exchange, authorized for quotation on an interdealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

The provisions of Section 203 may encourage companies interested in acquiring Patriot to negotiate in advance with Patriot’s board of directors because the stockholder approval requirement would be avoided if Patriot’s board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in Patriot’s board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Certificate of Incorporation; By-Laws

Patriot’s certificate of incorporation and by-laws contain provisions that could make more difficult the acquisition of Patriot by means of a tender offer, a proxy contest or otherwise. These provisions are summarized below.

Classes of Preferred Stock. Under Patriot’s certificate of incorporation, Patriot’s board of directors has the full authority permitted by Delaware law to determine the voting rights, if any, and designations, preferences, limitations and special rights of any class or any series of any class of the preferred stock, which may be greater than those of Patriot’s common stock. The effects of the issuance of a new series or class of preferred stock might include, among other things, restricting dividends on Patriot’s common stock, diluting the voting power of Patriot’s common stock, impairing the liquidation rights of Patriot’s common stock, or delaying or preventing a change in control of Patriot.

Removal of Directors; Filling Vacancies. Patriot’s certificate of incorporation and by-laws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 75% of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. Additionally, only Patriot’s board of directors will be authorized to fix the number of directors and to fill any vacancies on Patriot’s board. These provisions could make it more difficult for a potential acquirer to gain control of Patriot’s board.

Stockholder Action. Patriot’s certificate of incorporation and by-laws provide that stockholder action can be taken only at an annual or special meeting of stockholders and may not be taken by written consent in lieu of a meeting. Patriot’s certificate of incorporation and by-laws provide that special meetings of stockholders can be called only by Patriot’s Chief Executive Officer or pursuant to a resolution adopted by Patriot’s board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting of stockholders.

Advance Notice Procedures. Patriot’s by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or bring other business before an annual or special meeting of stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of Patriot’s board, the chairman of the board, or by a stockholder who has given timely written notice to the secretary of Patriot prior to the meeting at which directors are to be elected, will be eligible for election as directors. This procedure also requires that, in order to raise matters at an annual or special meeting, those matters be raised before the meeting pursuant to the notice of meeting Patriot delivers or by, or at the direction of, the chairman or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of Patriot of his intention to raise those matters at the annual meeting. If the chairman or other officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person will not be eligible for election as a director, or that business will not be conducted at the meeting.

Classified board of directors. Patriot’s certificate of incorporation provides for Patriot’s board to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of Patriot’s board will be elected each year. Under Section 141 of the Delaware General Corporation Law, directors serving on a classified Board can only be removed for cause. The initial term of Class I directors expired in 2008, the initial term of Class II directors expires in 2009 and the initial term of Class III directors expires in 2010.

After the initial term of each class, Patriot’s directors will serve three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. Patriot’s board currently consists of ten directors.

The provision for a classified board could prevent a party that acquires control of a majority of the outstanding voting stock from obtaining control of Patriot’s board until the second annual stockholders meeting following the date the acquiror obtains the controlling stock interest. The classified board provision could have the effect of discouraging a potential acquiror from making a tender offer for Patriot’s shares or otherwise attempting to obtain control of Patriot and could increase the likelihood that Patriot’s incumbent directors will retain their positions.

Amendments.  Patriot’s certificate of incorporation provides that the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares entitled to vote, voting together as a single class, is required to amend the provisions of Patriot’s certificate of incorporation relating to the prohibition of stockholder action without a meeting, the number, election and term of Patriot’s directors, the classified board and the removal of directors. Patriot’s certificate of incorporation further provides that Patriot’s by-laws may be amended by Patriot’s board or by the affirmative vote of the holders of at least 75% of the outstanding shares entitled to vote, voting together as a single class.

Rights Agreement

Patriot’s board of directors adopted a Rights Agreement dated as of October 22, 2007, as amended. Under the rights agreement, one preferred share purchase right was issued for each outstanding share of common stock.

Purchase Price

Once the rights become exercisable, each right will entitle the registered holder to purchase from Patriot one-half of one one-hundredths of a share of Patriot’s Series A Junior Participating Preferred Stock, or preferred shares, par value $0.01 per share, at a price of $125 per one-half of one one-hundredths of a preferred share, subject to adjustment.

Flip-In

In the event that any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock, each holder of a right, other than rights beneficially owned by the acquiring person (which will thereafter be void), will thereafter have the right to receive upon exercise at a price equal to one-half the exercise price that number of shares of Patriot’s common stock having a market value equal to the full exercise price of the right.

Flip-Over

If Patriot is acquired in a merger or other business combination transaction or 50% or more of Patriot’s combined assets or earning power are sold after a person or group acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock, each holder of a right (other than rights beneficially owned by the acquiring person, which will be void) will thereafter have the right to receive upon exercise at a price equal to one-half the exercise price that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value equal to the full exercise price of the right.

Distribution Date

The distribution date is the earlier of: (1) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of Patriot’s outstanding common stock; or (2) 10 business days (or such later date as may be determined by action of Patriot’s board of directors prior to such time as any person or group of affiliated persons acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of Patriot’s outstanding common stock.

Transfer and Detachment

Until the distribution date, the rights will be evidenced by book entry in Patriot’s direct registration system. Until the distribution date (or earlier redemption or expiration of the rights), the rights will be transferred with and only with the common stock, and transfer of those shares will also constitute transfer of the rights.

Exercisability

The rights are not exercisable until the distribution date. The rights will expire at the earliest of (1) October 22, 2017, unless that date is extended, (2) the time at which Patriot redeems the rights, as described below, or (3) the time at which Patriot exchanges the rights, as described below.

Adjustments

The purchase price payable, and the number of preferred shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of stock dividends, stock splits, reclassifications, or certain distributions with respect to preferred shares. The number of outstanding rights and the number of one one-hundredths of a preferred share issuable upon exercise of each right are also subject to adjustment if, prior to the distribution date, there is a stock split of Patriot’s common stock or a stock dividend on Patriot’s common stock payable in common stock or subdivisions, consolidations or combinations of Patriot’s common stock. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price.

Preferred Shares

Preferred shares purchasable upon exercise of the rights will not be redeemable. Each preferred share will be entitled to the greater of (a) a minimum preferential quarterly dividend payment of $1.00 per share and (b) 200 times the aggregate dividend declared per share of common stock, subject to adjustment. In the event of liquidation, the holders of the preferred shares will be entitled to a preferential liquidation payment equal to the greater of (i) $100 per share plus accrued and unpaid dividends and (ii) 200 times the payment made per share of common stock. Each preferred share will have 200 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Patriot’s common stock are exchanged, each preferred share will be entitled to receive 200 times the amount received per share of common stock. These rights are protected by customary anti-dilution provisions.

The value of the one-half of one one-hundredths interest in a preferred share purchasable upon exercise of each right should, because of the nature of the preferred shares’ dividend, liquidation and voting rights, approximate the value of one share of Patriot’s common stock.

Exchange

At any time after any person or group acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock, and prior to the acquisition by such person or group of beneficial ownership of 50% or more of Patriot’s outstanding common stock, Patriot’s board of directors may exchange the rights (other than rights owned by the acquiring person, which will have become void), in whole or in part, at an exchange ratio of one share of Patriot’s common stock or, in certain circumstances, a fraction of a preferred share with a market value equal to the market value of a share of common stock.

Redemption

At any time prior to any person or group acquiring beneficial ownership of 15% or more of Patriot’s outstanding common stock, Patriot’s board of directors may redeem the rights in whole, but not in part, at a price of $0.0005 per right. The redemption of the rights may be made effective at such time on such basis with such conditions as Patriot’s board in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Amendments

The terms of the rights may be amended by Patriot’s board of directors without the consent of the holders of the rights, including an amendment to lower certain thresholds described above to not less than 10%, except that the board may not reduce or cancel the redemption price and from and after such time as any person or group of affiliated or associated persons acquires beneficial ownership of 15% or more of Patriot’s outstanding common stock, no such amendment may adversely affect the interests of the holders of the rights.

Rights of Holders

Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Patriot’s company, including, without limitation, the right to vote or to receive dividends.

Anti-takeover Effects

The rights have certain anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire Patriot on terms not approved by Patriot’s board of directors, except pursuant to any offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by Patriot’s board since the rights may be redeemed by Patriot at a nominal price prior to the time that a person or group has acquired beneficial ownership of 15% or more of Patriot’s common stock. Thus, the rights are intended to encourage persons who may seek to acquire control of Patriot to initiate such an acquisition through negotiations with Patriot’s board. However, the effect of the rights may be to discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial equity position in Patriot’s equity securities or seeking to obtain control of Patriot. To the extent any potential acquirors are deterred by the rights, the rights may have the effect of preserving incumbent management in office.

Voting and Standstill Agreement

Patriot, ArcLight Energy Partners Fund I, L.P. and ArcLight Energy Partners Fund II, L.P. (together, “ArcLight Funds”), acting jointly, as stockholder representative (the “Stockholder Representative”), and certain stockholders of Magnum Coal Company (“Stockholders”) entered into a Voting and Standstill Agreement dated as of April 2, 2008 (the “Voting Agreement”).

Stockholder Nominees to the Patriot Board

Pursuant to the Voting Agreement, Patriot’s board of directors will appoint two nominees designated by certain former holders of Magnum Coal Company (“Magnum”) common stock, acting through the Stockholder Representative. If elected, one such nominee will serve as a Class I director and the other nominee will serve as a Class II director on Patriot’s board of directors. Any board nominee or replacement selected by the stockholder representative must be reasonably acceptable to the nominating and governance committee of Patriot’s board of directors and must, to the reasonable satisfaction of the nominating and governance committee, be an “independent director” under the New York Stock Exchange’s listing standards, disregarding certain disclosed relationships.

At such time as certain former holders of Magnum common stock own less than twenty percent (but at least ten percent) of the Patriot common stock outstanding or the ArcLight Funds own less than ten percent of the Patriot common stock outstanding, the Stockholder Representative will be entitled to one board nominee only. At such time as certain former holders of Magnum common stock own less than ten percent of the Patriot common stock outstanding, the Stockholder Representative will not be entitled to any board nominees. For purposes of the determinations under this paragraph, the number of shares of Patriot common stock “outstanding” will be deemed to be the sum of the number of shares outstanding as of April 2, 2008 plus the number of shares issued in the Magnum acquisition.

Voting Obligations of Stockholders

Pursuant to the Voting Agreement, so long as the Stockholder Representative is entitled to nominate any members to Patriot’s board of directors, Stockholders agree to vote all of their shares of Patriot common stock in favor of the entire slate of directors recommended for election by the Patriot board of directors to Patriot’s stockholders and certain Stockholders agree to vote all of their shares of Patriot common stock as recommended by Patriot’s board of directors in the case of (1) any stockholder proposal submitted for a vote at any meeting of Patriot’s stockholders and (2) any proposal submitted by Patriot for a vote at any meeting of Patriot’s stockholders relating to the appointment of Patriot’s accountants or a Patriot equity compensation plan.

Private Convertible Notes Issuance

On May 28, 2008, Patriot completed a private offering of $200 million in aggregate principal amount of 3.25% Convertible Senior Notes due 2013 (the convertible notes). Interest on the convertible notes is payable semi-annually in arrears on May 31 and November 30 of each year, beginning November 30, 2008. The convertible notes mature on May 31, 2013, unless converted, repurchased or redeemed in accordance with their terms prior to such date. The convertible notes are senior unsecured obligations and rank equally with all of the Company’s existing and future senior debt and are senior to any subordinated debt. The convertible notes are convertible into cash and, if applicable, shares of Patriot’s common stock during the period from issuance to February 15, 2013, subject to certain conditions of conversion. For a further description of the Private Convertible Notes Issuance, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” in our annual report on Form 10-K for the year ended December 31, 2008.

DESCRIPTION OF PREFERRED STOCK

Patriot’s certificate of incorporation authorizes Patriot’s board of directors, without the approval of stockholders, to fix the designation, powers, preferences and rights of one or more series of preferred stock, which may be greater than those of the common stock. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal.

The transfer agent for each series of preferred stock will be described in the prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our equity or debt securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing.  Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent.  The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•
debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement.  We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement.  The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis.  The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement.  Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.  Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.  Accordingly, pre-paid purchase contracts will be issued under  the senior indenture.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will be issued under an indenture between us and Wilmington Trust Company, as trustee.  The debt securities will constitute senior debt of Patriot.  When we offer to sell a particular series of debt securities, we will describe the specific terms for the securities in a supplement to this prospectus.  The prospectus supplement will also indicate whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We have summarized certain terms and provisions of the indenture.  The summary is not complete.  The indenture has been incorporated by reference as an exhibit to the registration statement for these securities that we have filed with the SEC.  You should read the indenture for the provisions which may be important to you.  The indenture is subject to and governed by the Trust Indenture Act of 1939, as amended.

The indenture will not limit the amount of debt securities which we may issue.  We may issue debt securities up to an aggregate principal amount as we may authorize from time to time.  The debt securities will be issued in the form of global securities unless the prospectus supplement indicates otherwise.  The prospectus supplement will describe the terms of any debt securities being offered, including:

•	the designation, aggregate principal amount and authorized denominations;

•	the maturity date;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the interest payment dates and the record dates for the interest payments;

•	any mandatory or optional redemption terms or prepayment, conversion, sinking fund or exchangeability or convertability provisions;

•	the place where we will pay principal and interest;

•	if other than denominations of $1,000 or multiples of $1,000, the denominations the debt securities will be issued in;

•	additional provisions, if any, relating to the defeasance of the debt securities;

•	the currency or currencies, if other than the currency of the United States, in which principal and interest will be paid;

•	any United States federal income tax consequences;

•	the dates on which premium, if any, will be paid;

•	our right, if any, to defer payment interest and the maximum length of this deferral period;

•	any listing on a securities exchange;

•	the initial public offering price; and

•	other specific terms, including any additional events of default or covenants.

Senior Debt

Patriot will issue under the indenture debt securities that will constitute part of the senior debt of Patriot.  These senior debt securities will rank equally and pari passu with all other unsecured and unsubordinated debt of Patriot.

Events of Default

When we use the term “Event of Default” in the indenture with respect to the debt securities of any series, here are some examples of what we mean:

(1)	default in paying interest on the debt securities when it becomes due and the default continues for a period of 30 days or more;

(2)	default in paying principal, or premium, if any, on the debt securities when due;

(3)
default in the performance, or breach, of any covenant in the indenture (other than defaults specified in clause (1) or (2) above) and the default or breach continues for a period of 30 days or more after we receive written notice from the trustee or the trustee receives notice from the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series;

(4)	certain events of bankruptcy, insolvency, reorganization, administration or similar proceedings with respect to Patriot or any material subsidiary has occurred; or

(5)	any other Events of Default set forth in the prospectus supplement.

If an Event of Default (other than an Event of Default specified in clause (4) with respect to Patriot under the indenture occurs with respect to the debt securities of any series and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may by written notice, and the trustee at the request of the holders of not less than 25% in principal amount of the outstanding debt securities of such series will, require us to repay immediately the entire principal amount of the outstanding debt securities of that series (or such lesser amount as may be provided in the terms of the securities), together with all accrued and unpaid interest and premium, if any.

If an Event of Default under the indenture specified in clause (4) with respect to Patriot occurs and is continuing, then the entire principal amount of the outstanding debt securities (or such lesser amount as may be provided in the terms of the securities) will automatically become due immediately and payable without any declaration or other act on the part of the trustee or any holder.

After a declaration of acceleration or any automatic acceleration under clause (4) described above, the holders of a majority in principal amount of outstanding debt securities of any series may rescind this accelerated payment requirement if all existing Events of Default, except for nonpayment of the principal and interest on the debt securities of that series that has become due solely as a result of the accelerated payment requirement, have been cured or waived and if the rescission of acceleration would not conflict with any judgment or decree.  The holders of a majority in principal amount of the outstanding debt securities of any series also have the right to waive past defaults, except a default in paying principal or interest on any outstanding debt security, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the debt securities of that series.

Holders of at least 25% in principal amount of the outstanding debt securities of a series may seek to institute a proceeding only after they have made written request, and offered reasonable indemnity, to the trustee to institute a proceeding and the trustee has failed to do so within 60 days after it received this notice.  In addition, within this 60-day period the trustee must not have received directions inconsistent with this written request by holders of a majority in principal amount of the outstanding debt securities of that series.  These limitations do not apply, however, to a suit instituted by a holder of a debt security for the enforcement of the payment of principal, interest or any premium on or after the due dates for such payment.

During the existence of an Event of Default, the trustee is required to exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would under the circumstances in the conduct of that person’s own affairs.  If an Event of Default has occurred and is continuing, the trustee is not under any obligation to exercise any of its rights or powers at the request or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity.  Subject to certain provisions, the holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust, or power conferred on the trustee.

The trustee will, within 45 days after any Default occurs, give notice of the Default to the holders of the debt securities of that series, unless the Default was already cured or waived.  Unless there is a default in paying principal, interest or any premium when due, the trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders.

We are required to furnish to the trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification and Waiver

The indenture may be amended or modified without the consent of any holder of debt securities in order to:

•	cure ambiguities, defects or inconsistencies;

•	provide for the assumption of our obligations in the case of a merger or consolidation;

•	make any change that would provide any additional rights or benefits to the holders of the debt securities of a series;

•	add guarantors with respect to the debt securities of any series;

•	secure the debt securities of a series;

•	establish the form or forms of debt securities of any series;

•	maintain the qualification of the indenture under the Trust Indenture Act; or

•	make any change that does not adversely affect the rights of any holder.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment or modification.  However, no modification or amendment may, without the consent of the holder of each outstanding debt security affected:

•	reduce the principal amount, or extend the fixed maturity, of the debt securities, alter or waive the redemption provisions of the debt securities;

•	change the currency in which principal, any premium or interest is paid;

•	reduce the percentage in principal amount outstanding of debt securities of any series which must consent to an amendment, supplement or waiver or consent to take any action;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities or any guarantee;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	adversely affect the ranking of the debt securities of any series;

•	release any guarantor from any of its obligations under its guarantee or the indenture, except in compliance with the terms of the indenture.

Covenants

Consolidation, Merger or Sale of Assets

We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or through a series of transactions, unless:

•
Patriot shall be the continuing person or, if Patriot is not the continuing person, the resulting, surviving or transferee person (the “surviving entity”) is a company organized and existing under the laws of the United States or any State or territory;

•
the surviving entity will expressly assume all of our obligations under the debt securities and the indenture, and will, if required by law to effectuate the assumption, execute a supplemental indenture which will be delivered to the trustee and will be in form and substance reasonably satisfactory to the trustee;

•	immediately after giving effect to such transaction or series of transactions on a pro forma basis, no default has occurred and is continuing; and

•
Patriot or the surviving entity will have delivered to the trustee an officers’ certificate and opinion of counsel stating that the transaction or series of transactions and a supplemental indenture, if any, complies with this covenant and that all conditions precedent in the indenture relating to the transaction or series of transactions have been satisfied.

If any consolidation, combination or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of Patriot under the indenture with the same effect as if such successor corporation had been named as Patriot.  Except for (1) any lease or (2) any sale, assignment, conveyance, lease, transfer or other disposition to subsidiaries of Patriot, we will be discharged from all obligations and covenants under the indenture and the debt securities upon any consolidation, combination or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our assets occurs in accordance with the indenture.

Satisfaction, Discharge and Covenant Defeasance

We may terminate our obligations under the indenture, when:

•	either:

–	all debt securities of any series issued that have been authenticated and delivered have been delivered to the trustee for cancellation; or

–
all the debt securities of any series issued that have not been delivered to the trustee for cancellation will become due and payable within one year (a “Discharge”) and we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by such trustee in our name, and at our expense and we have irrevocably deposited or caused to be deposited with the trustee sufficient funds to pay and discharge the entire indebtedness on the series of debt securities to pay principal, interest and any premium;

•	we have paid or caused to be paid all other sums then due and payable under the indenture; and

•
we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

We may elect to have our obligations under the indenture discharged with respect to the outstanding debt securities of any series (“legal defeasance”).  Legal defeasance means that we will be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of such series under the indenture, except for:

•	the rights of holders of the debt securities to receive principal, interest and any premium when due;

•
our obligations with respect to the debt securities concerning issuing temporary debt securities, registration of transfer of debt securities, mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee; and

•	the defeasance provisions of the indenture.

In addition, we may elect to have our obligations released with respect to certain covenants in the indenture (“covenant defeasance”).  Any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities of any series.  In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under “Events of Default” will no longer constitute an event of default for that series.

In order to exercise either legal defeasance or covenant defeasance with respect to outstanding debt securities of any series:

•
we must irrevocably have deposited or caused to be deposited with the trustee as trust funds for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the holders of the debt securities of a series:

–	money in an amount;

–	U.S. Government Obligations; or

–	a combination of money and U.S. Government Obligations,

in each case sufficient without reinvestment, in the written opinion of an internationally recognized firm of independent public accountants to pay and discharge, and which shall be applied by the trustee to pay and discharge, all of the principal, interest and any premium at due date or maturity or if we have made irrevocable arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in our name and at our expense, the redemption date;

•
in the case of legal defeasance, we have delivered to the trustee an opinion of counsel stating that, under then applicable federal income tax law, the holders of the debt securities of that series will not recognize gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge to be effected and will be subject to the same federal income tax as would be the case if the deposit, defeasance and discharge did not occur;

•
in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize gain or loss for U.S. federal income tax purposes as a result of the deposit and covenant defeasance to be effected and will be subject to the same federal income tax as would be the case if the deposit and covenant defeasance did not occur;

•
no default with respect to the outstanding debt securities of that series has occurred and is continuing at the time of such deposit after giving effect to the deposit or, in the case of legal defeasance, no default relating to bankruptcy or insolvency has occurred and is continuing at any time on or before the 91st day after the date of such deposit, it being understood that this condition is not deemed satisfied until after the 91st day;

•
the legal defeasance or covenant defeasance will not cause the trustee to have a conflicting interest within the meaning of the Trust Indenture Act, assuming all debt securities of a series were in default within the meaning of such Act;

•	the legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party;

•
the legal defeasance or covenant defeasance will not result in the trust arising from such deposit constituting an investment company within the meaning of the Investment Company Act of 1940, as amended, unless the trust is registered under such Act or exempt from registration; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent with respect to the defeasance or covenant defeasance have been complied with.

Concerning our Relationship with the Trustee

Concerning the trustee and its agents, Citibank, N.A. will initially act as authenticating agent, paying agent, registrar and transfer agent for the debt securities on behalf of the trustee. We and our subsidiaries maintain ordinary banking relationships and credit facilities with Citibank, N.A. and its affiliates.  We do not currently have other significant financial relationships with Wilmington Trust Company or its affiliates.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities.  Certificated securities will be issued in definitive form and global securities will be issued in registered form.  Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.  Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities.  The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Global Securities

Registered Global Securities.  We may issue the registered debt securities, warrants and units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee.  In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities.  Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities.  We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants.  Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants.  Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited.  Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants.  The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form.  These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement.  Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement.  Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement.  We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable indenture, warrant agreement, guaranteed trust preferred security or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities, warrants or units represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security.  None of Patriot, the trustee, the warrant agents, the unit agents or any other agent of Patriot, the trustee, the warrant agents, the unit agents or any agent of an agent will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary.  We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary.  Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee, warrant agent, unit agent or other relevant agent of ours or theirs.  It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby from time to time in the following manner or any manner specified in a prospectus supplement:

•	directly to purchasers;
•	through agents;
•	through underwriters; and
•	through dealers.

The prospectus supplement with respect to any offering of securities will set forth the terms of the offering, including:

•	the name or names of any underwriters, dealers or agents;
•	the purchase price of the securities and the proceeds to us from the sale;
•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and
•	any delayed delivery arrangements.

We may directly solicit offers to purchase securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the “Securities Act”) and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell.

EXPERTS

The consolidated financial statements of Patriot Coal Corporation appearing in Patriot Coal Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2008 (including the schedule appearing therein), and the effectiveness of Patriot Coal Corporation’s internal control over financial reporting as of December 31, 2008 (excluding the internal control over financial reporting of Magnum Coal Company), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of Patriot Coal Corporation’s internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Magnum Coal Company from the scope of such firm's audit of internal control over financial reporting, included therein, and incorporated herein by reference which, as to the year 2006, are based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The audited financial statements of KE Ventures, LLC for the year ended December 31, 2006, not separately presented in this registration statement, had been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears in the Annual Report on Form 10-K of Patriot Coal Corporation for the year ended December 31, 2008 which is incorporated into this registration statement.  Such financial statements, to the extent they have been included in the financial statements of Patriot Coal Corporation for the year ended December 31, 2006, have been included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The estimates of Magnum’s proven and probable coal reserves referred to in this prospectus to the extent described in this prospectus, have been prepared by Weir International, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of the securities being registered hereby.  All amounts shown are estimates except the registration fee.

Amount to be Paid
Registration fee	$11,790
Printing	$100,000
Legal fees and expenses (including Blue Sky fees)	$200,000
Rating Agency fees	$100,000
Accounting fees and expenses	$100,000
Miscellaneous	$100,000
TOTAL	$611,790

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporations Law (“Delaware Law”) permits a corporation, under specified circumstances, to indemnify its directors, officers, employees and agents against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit (other than a suit brought by or in the right of the corporation) brought against them in their capacity as such, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 145 of the Delaware Law also provides that directors, officers, employees and agents may also be indemnified against expenses (including attorneys’ fees) incurred by them in connection with a suit brought by or in the right of the corporation if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made, unless otherwise determined by the court, if such person was adjudged liable to the corporation.

The Delaware Law also provides that the indemnification described above will not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The Delaware Law also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

As permitted by sections 102 and 145 of Delaware Law, the Registrant’s certificate of incorporation eliminates the liability of a director to Patriot and its stockholders for monetary damages for breach of a director’s fiduciary duty except for liability under section 174 of Delaware Law, for any breach of the director’s duty of loyalty to Patriot or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

The Registrant’s certificate of incorporation and by-laws provide that to the fullest extent permitted by Delaware Law, the Registrant shall indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Registrant or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. The Registrant is required to indemnify a person described in the preceding sentence in connection with any action, suit or proceeding (or part thereof) commenced by such person only if the commencement of such action, suit or proceeding (or part thereof) by such person was authorized by the Board of Directors of the Registrant. The Registrant may indemnify any person (and such person’s heirs, executors or administrators) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (brought in the right of the Registrant or otherwise), whether civil, criminal, administrative or investigative, and whether formal or informal, including appeals, by reason of the fact that such person is or was an employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, for and against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or such heirs, executors or administrators in connection with such action, suit or proceeding, including appeals. The right to indemnification includes the prompt payment of expenses incurred by any applicable person in defending any action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, including appeals, upon presentation of appropriate documentation.

The above discussion of the Delaware Law and the Registrant’s certificate of incorporation and by-laws is not intended to be exhaustive and is qualified in its entirety by such statutes and the Registrant’s certificate of incorporation and by-laws.

The Registrant maintains liability insurance for the benefit of its directors and officers.

The Registrant has entered into indemnification agreements with each of its directors and certain of its officers pursuant to which the Registrant has agreed to indemnify those persons against any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the indemnified person is or was or has agreed to serve at the request of the Registrant as a director, officer, employee or agent of the Registrant, or while serving as a director or officer of the Registrant, is or was serving or has agreed to serve at the request of the Registrant as a director, officer, employee or agent (which, for purposes of the indemnification agreements, includes a trustee, partner, manager or a position of similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The indemnification provided by these agreements is from and against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person or on his or her behalf in connection with the action, suit or proceeding and any appeal therefrom, but shall only be provided if the indemnified person acted in good faith and in a manner the indemnified person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe the indemnified person’s conduct was unlawful. The Registrant’s certificate of incorporation and the indemnification agreements require the advancement of expenses incurred by officers and directors in relation to any action, suit or proceeding.

Item 16.  Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
1.1	Form of Equity Underwriting Agreement

1.2	Form of Debt Underwriting Agreement

4.1	Amended and Restated Certificate of Incorporation of Patriot Coal Corporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007)

4.2	Form of Indenture between the Registrant and Wilmington Trust Company

4.3	Form of Note (included in Exhibit 4.2)

4.4	Form of Warrant Agreement*

4.5	Form of Purchase Contract*

4.6	Form of Unit Agreement*

5.1	Opinion of Davis Polk & Wardwell

12.1	Statement regarding computation of Ratios of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Weir International, Inc.

23.4	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

25.1	Statement of Eligibility on Form T-1 of Wilmington Trust Company
____________________
* To be filed by amendment on Form 8-K.

Item 17.  Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:

(i)         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)       That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)        Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)        Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)       That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)        Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)        Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)        The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on March 2, 2009.

Patriot Coal Corporation

By:	/s/ RICHARD M. WHITING
Richard M. Whiting
Chief Executive Officer and Director

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Whiting, Mark N. Schroeder and Joseph W. Bean, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RICHARD M. WHITING	Chief Executive Officer and	March 2, 2009
Richard M. Whiting	Director (principal executive officer)

/s/ MARK N. SCHROEDER	Senior Vice President and Chief Financial Officer
Mark N. Schroeder	(principal financial and accounting officer)	March 2, 2009

/s/ IRL F. ENGELHARDT	Chairman of the Board and Director	March 2, 2009
Irl F. Engelhardt

/s/ J. JOE ADORJAN	Director	March 2, 2009
J. Joe Adorjan

/s/ B. R. BROWN	Director	March 2, 2009
B. R. Brown

/s/ JOHN F. ERHARD	Director	March 2, 2009
John F. Erhard

/s/ MICHAEL P. JOHNSON	Director	March 2, 2009
Michael P. Johnson

/s/ JOHN E. LUSHEFSKI	Director	March 2, 2009
John E. Lushefski

/s/ MICHAEL M. SCHARF	Director	March 2, 2009
Michael M. Scharf

/s/ ROBB E. TURNER	Director	March 2, 2009
Robb E. Turner

/s/ ROBERT O. VIETS	Director	March 2, 2009
Robert O. Viets

EXHIBIT INDEX

Exhibit No.	Document
1.1	Form of Equity Underwriting Agreement

1.2	Form of Debt Underwriting Agreement

4.1	Amended and Restated Certificate of Incorporation of Patriot Coal Corporation (Incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007)

4.2	Form of Indenture between the Registrant and Wilmington Trust Company

4.3	Form of Note (included in Exhibit 4.2)

4.4	Form of Warrant Agreement*

4.5	Form of Purchase Contract*

4.6	Form of Unit Agreement*

5.1	Opinion of Davis Polk & Wardwell

12.1	Statement regarding computation of Ratios of Earnings to Fixed Charges

23.1	Consent of Ernst & Young LLP

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of Weir International, Inc.

23.4	Consent of Davis Polk & Wardwell (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page of the Registration Statement)

25.1	Statement of Eligibility on Form T-1 of Wilmington Trust Company
____________________
* To be filed by amendment on Form 8-K.